Exhibit 99.1
For Immediate Release
MAD CATZ REPAYS ALL OUTSTANDING CONVERTIBLE NOTES
- Confirms Closing of $12.2 Million Private Placement on April 21, 2011 -
San Diego — May 05, 2011 — Mad Catz® Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ) announced today that it has repaid all principal and interest related to the $14.5 million convertible loan notes incurred when the Company purchased the Saitek group of companies in November 2007. The notes carried an annual interest rate of 7.5% until March 31, 2014, and thereafter would have accrued interest at a rate of 9.0% annually. The outstanding principal of the loan notes was convertible into shares of Mad Catz common stock at $1.4191 per share. The repayment was partially funded with the net proceeds of the private placement financing, which was announced on April 18, 2011 and closed on April 21, 2011.
Repayment of the convertible loan notes will eliminate approximately $1.1 million of annual interest expense and will retire approximately 10.22 million common shares that had been included in the Company’s calculation of fully diluted earnings per share. Approximately 6.35 million shares were issued in connection with the private placement, with warrants to purchase 2.54 million additional shares, which are dilutive above $2.56 per share under the treasury accounting method.
Darren Richardson, Mad Catz’s President and Chief Executive Officer, stated, “We are extremely pleased to have retired a significant liability from our balance sheet. This action reduces the interest expense that Mad Catz incurs annually and significantly improves our liquidity position to better support the growth of our business in a manner that is anti-dilutive to our earnings per fully diluted share results.”
About Mad Catz Interactive, Inc.
Mad Catz is a leading global provider of innovative products for the interactive entertainment industry. Mad Catz develops and markets accessories for videogame systems and PCs under its Mad Catz (casual gaming), Saitek (simulation), Cyborg (pro gaming), Eclipse (home and office), Tritton (gaming audio) and V-Max (flight simulation) brands. Mad Catz also operates e-commerce and content websites for videogame and PC products under its GameShark brand, develops, manufactures and markets proprietary earphones under its AirDrives brand, and publishes and distributes video/PC games. Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com, as well as www.store.gameshark.com, www.saitek.com, www.cyborggaming.com, www.eclipsetouch.com, www.trittontechnologies.com, www.gameshark.com and www.airdrives.com.

Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

Track Mad Catz via the following social media:
Facebook® Page:
Twitter® Page:
YouTube® Channel:

Contact:
Darren Richardson, Allyson Vanderford
Chief Executive Officer, Interim CFO
Mad Catz Interactive, Inc.
619/683-9830

http://www.facebook.com/MadCatzInc
http://twitter.com/MadCatzInc
http://www.youtube.com/MadCatzCompany

Joseph Jaffoni, Norberto Aja, Jim Leahy
Jaffoni & Collins Incorporated
212/835-8500 or mcz@jcir.com
# # #